UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
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INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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IROBOT CORPORATION
(Name of Registrant as Specified in Its Charter)

RED MOUNTAIN PARTNERS, L.P. RMCP GP LLC RED MOUNTAIN CAPITAL PARTNERS LLC RED MOUNTAIN CAPITAL MANAGEMENT, INC. WILLEM MESDAG LAWRENCE S. PEIROS
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                Red Mountain Partners, L.P., together with the other participants named herein (collectively, “Red Mountain”), has made a definitive filing with the Securities and Exchange Commission of a proxy statement and an accompanying GREEN proxy card to be used to solicit votes for the election of its slate of two highly-qualified director nominees at the 2016 annual meeting of stockholders of iRobot Corporation, a Delaware corporation.

On May 16, 2016, Red Mountain issued the following press release, which was also posted by Red Mountain to www.iRobotproxycontest.com:

Two Leading Independent Proxy Advisory Firms Recommend that iRobot Shareholders Vote for BOTH Red Mountain Nominees on the GREEN Proxy Card

•
Last week, Glass Lewis and ISS recommended that iRobot shareholders vote on Red Mountain’s GREEN proxy card to elect Lawrence Peiros and Willem Mesdag to the Board of iRobot at its annual meeting on May 25th.

•	Both proxy advisory firms supported Red Mountain’s case for change by endorsing both of its independent and highly qualified nominees.

Los Angeles, CA, May 16, 2016 /Business Wire/ - Red Mountain Capital Partners LLC (“Red Mountain” or “we”), an investment management firm owning approximately 6.5% of the outstanding shares of iRobot Corporation (“iRobot” or the “Company”) (Nasdaq: IRBT), is pleased to announce that Glass Lewis & Co. (“Glass Lewis”) and Institutional Shareholder Services (“ISS”), both leading independent proxy advisory firms, have each recommended that iRobot shareholders vote on Red Mountain’s GREEN proxy card to elect Red Mountain’s two highly qualified nominees, Lawrence Peiros and Willem Mesdag, to the Company’s board of directors (the “Board”) at iRobot’s upcoming annual meeting of shareholders to be held on May 25, 2016.

“While Glass Lewis and ISS independently came to the same conclusion based on their own extensive research and analysis, they both recognized the merit of Red Mountain’s case for change in the Board of iRobot to build sustainable shareholder value for all iRobot shareholders,” said Willem Mesdag, Managing Partner of Red Mountain.

Both proxy advisory firms recommended that shareholders vote on Red Mountain’s GREEN proxy card:

•	Glass Lewis stated:

“…we believe investors have been presented sufficient cause to support the degree of minority change promoted by Red Mountain…”

•	ISS stated:

“As [Red Mountain has] made a compelling case for change, and nominated candidates with skills and experience manifestly well-tailored to effecting the necessary change, votes on the GREEN proxy card FOR [Red Mountain] nominees Peiros and Mesdag are warranted.”

Red Mountain’s nominees are well qualified to help the Board build sustainable shareholder value. Lawrence Peiros is a seasoned business leader with over 30 years of experience in the consumer packaged goods industry. Most recently, Mr. Peiros served as Chief Operating Officer and Executive Vice President of The Clorox Company, one of the most successful consumer products companies in the world. In addition, he has served on three public company boards. Willem Mesdag is a former partner of Goldman, Sachs & Co. in its investment banking division, and has served on seven public company boards.

Both proxy advisory firms endorsed both of Red Mountain’s nominees:

•	With respect to Lawrence Peiros:

Glass Lewis stated, “…we expect the primary benefit associated with his nomination relates to brand management and the effective marketing of consumer products on a global scale.”

ISS stated, “Peiros’ experience in a market of commoditized consumer products, where intuitive understanding of brand management becomes a critical factor for success, suggests an excellent match with the board’s needs.”

•	With respect to Willem Mesdag:

Glass Lewis stated, “…we expect the substance of his contribution would relate to capital allocation and cost rationalization within the Company, as well his prospective ability to act as an advocate for improved corporate governance and increased transparency.”

ISS stated, “[t]hat shareholders would benefit from adding [Red Mountain] nominee Mesdag seems unimpeachably clear from the depth and quality of the [Red Mountain] critique…his dogged advocacy of these ideas for more than a year prior to the contest suggests that his participation in board discussion and decisions is likely to deliver better outcomes for all shareholders.”

ISS echoed Red Mountain’s concerns with the Board’s cost management and capital allocation discipline:

“There appears to be ample evidence that shareholders would benefit from a board more attentive to issues of cost management and capital allocation, and with a stronger focus on and urgency about the drivers of shareholder value.”

Glass Lewis clarified that with respect to R&D spend:

“Red Mountain promotes only a more detailed review of R&D spend to ensure capital is being prudently allocated to core projects, rather than non-core investments such as iRobot Ventures and the Company’s de-emphasized remote presence business. [Red Mountain] even acknowledges R&D spend may not need to be reduced at all -- and, in fact, may be increased -- but that any such conclusions should be predicated on long-term value generation.”

Finally, both proxy advisory firms noted that the Board was either slow to take action or took action only when pushed by shareholders, consistent with Red Mountain’s argument for fresh and independent shareholder representation in the boardroom:

•	With respect to iRobot’s corporate governance, Glass Lewis stated:

“…we believe there is a reasonable case to suggest iRobot’s approach to corporate governance -- from shareholder rights to board accountability -- is more sluggish and regressive than recent endeavours might otherwise suggest…”

•	With respect to iRobot’s focus on its Home Robots business, ISS stated:

“While it is possible the company ‘proactively implemented a plan to transition into the pure-play robotics company,’ as it claims in its investor presentation; it seems more plausible that [Red Mountain] was a necessary and meaningful catalyst to make the whole transition happen.”

•	With respect to iRobot’s return of capital, ISS stated:

“For most of its public existence, even as excess cash piled up on the balance sheet, the company – as one equity analyst put it shortly after [Red Mountain’s] initial 13D – seemed ‘disinclined to return it to shareholders.’ ”

FELLOW SHAREHOLDERS, THE ANNUAL MEETING IS IN LESS THAN TEN DAYS.

BOTH GLASS LEWIS AND ISS HAVE ENDORSED OUR CASE FOR CHANGE.

PLEASE JOIN US TO HELP BUILD LONG-TERM SHAREHOLDER VALUE.

Vote the GREEN Red Mountain proxy card today to elect our experienced and highly qualified director nominees, Lawrence Peiros and Willem Mesdag, at iRobot’s upcoming annual meeting of shareholders to be held on May 25, 2016.

Shareholders who have questions about Red Mountain’s case for change, or require assistance in voting their GREEN proxy card, are encouraged to visit www.irobotproxycontest.com or contact Richard Grubaugh at D.F. KING & CO. at 212-493-6950 or rgrubaugh@dfking.com.

About Red Mountain Capital Partners LLC

Red Mountain was established in January 2005 by Willem Mesdag, a former partner at Goldman, Sachs & Co., to invest primarily in undervalued small cap companies and to enhance and realize shareholder value through active ownership. Red Mountain’s approach to such investments is to actively engage with management teams and boards of directors in a constructive manner to unlock value for the benefit of all shareholders. Red Mountain partners have extensive experience and a successful track record of enhancing value at portfolio companies through a combination of refocusing strategy, improving operational execution, more efficiently allocating capital and upgrading corporate governance, and currently serve on the boards of five public companies in which Red Mountain’s managed funds have substantial ownership stakes.

Investor Contact:

D.F. KING & CO.
Richard Grubaugh, 212-493-6950
rgrubaugh@dfking.com

or visit www.irobotproxycontest.com

Media Contact:

Bayfield Strategy, Inc.
Riyaz Lalani, 416-907-9365
rlalani@bayfieldstrategy.com

SOURCE: Red Mountain Capital Partners LLC

Additional Information

Red Mountain Partners, L.P., RMCP GP LLC, Red Mountain Capital Partners LLC, Red Mountain Capital Management, Inc., Willem Mesdag and Lawrence S. Peiros (collectively, the “Participants”) have filed a definitive proxy statement and accompanying GREEN proxy card with the SEC to be used to solicit votes for the election of Red Mountain’s slate of two highly qualified director nominees at the 2016 annual meeting of shareholders of the Company (the “Annual Meeting”). Shareholders are advised to read the definitive proxy statement and any other documents related to the solicitation of shareholders of the Company in connection with the Annual Meeting because they contain important information, including additional information relating to the Participants. These materials and other materials filed by Red Mountain in connection with the solicitation of proxies are available at no charge at the SEC’s website at www.sec.gov. The definitive proxy statement and other relevant documents filed by Red Mountain with the SEC are also available, without charge, by calling Red Mountain’s proxy solicitor, D.F. King & Co., Inc., at its toll-free number (866) 796-1271.